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 FORM 3
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a)
      of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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 1. Name and Address of Reporting Person   2. Date of Event Requiring    4. Issuer Name and Ticker or Trading Symbol
     Siegel,      John         W.             Statement
------------------------------------------    (Month/Day/Year)                  Q-Med, Inc.  -  QEKG
     (Last)     (First)     (Middle)         March 6, 2002               -----------------------------------------------------------
  100 Metro Park South                     ----------------------------  5. Relationship of Reporting    6.If Amendment, Date
------------------------------------------   3. IRS or Social Security          Person to Issuer           of Original
             (Street)                         Number of Reporting           (Check all applicable)         (Month/Day/Year)
                                              Person (Voluntary)         [ ] Director  [ ] 10% Owner
 Laurence Harbor    NJ         08878                                     [X] Officer   [ ] Other(specify 7.Individual or Joint/Group
----------------------------------------     --------------------------      (give title    below)          Filing (Check Applicable
      (City)      (State)      (Zip)                                          below)                        Line)
                                                                          Senior Vice President             [X] Form filed by One
                                                                                                                Reporting Person
                                                                                                            [ ] Form filed by More
                                                                                                                than One Reporting
                                                                                                                Person
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                                          TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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  Common Stock                                       10,700*                         D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                                               (Print or Type Responses)
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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

- ----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares
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ISO                             6/16/98   6/15/08      Common Stock       20,000      $3.75             D
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NQSO                             10/5/98  10/4/08      Common Stock        6,251      $3.00             D
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ISO                             11/23/98  11/22/08     Common Stock        5,000      $3.50             D
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ISO                             11/23/98  11/22/08     Common Stock       25,000      $3.50             D
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ISO                             12/7/992  12/8/08      Common Stock        4,000**    $3.69             D
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ISO                             12/7/99   12/6/08      Common Stock       36,000**    $3.69             D
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ISO                             12/22/99  12/21/09     Common Stock        1,875**    $5.375            D
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ISO                              1/3/01    1/2/11      Common Stock       30,000**    $5.00             D
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ISO                              10/24/01  10/23/11    Common Stock        5,500**    $8.90             D
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Explanation of Responses:

*Does not include shares owned by reporting person's wife, who, as an officer of the issuer, is also a filer.
**Subject to vesting over a three-year period.


                          /s/ John W. Siegel                  3/18/02
                         -------------------------------   -------------
                         **Signature of Reporting Person        Date

                           John W. Siegel



**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this Form, one of which must be manually signed.
  If space provided is insufficient, See Instruction 6 for procedure.

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